Exhibit 99.1
Armstrong World Industries Reports Third Quarter 2010 Results and Announces
Proposed Leveraged Recapitalization Including Special Cash
Dividend
LANCASTER, Pa., November 5, 2010 — Armstrong World Industries, Inc. (NYSE: AWI) today reported third quarter 2010 net sales of $739.8 million, down 2 percent, from $753.0 million in the same period for 2009. Excluding a $12 million, or 2 percent, impact of foreign exchange rates, sales were flat. Reported operating income was $45.0 million compared to $44.0 million in the third quarter of 2009. Adjusted operating income of $83.3 million increased compared to $79.3 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the translation impact of foreign exchange, restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $38.3 million in the third quarter of 2010 and $35.3 million in the third quarter of 2009.
Reported net income was $24.6 million, or $0.42 per diluted share. This compared to net income of $64.4 million, or $1.12 per diluted share, in the third quarter of 2009. Adjusted net income was $48.4 million, or $0.83 per diluted share, compared to $43.6 million, or $0.76 per diluted share, on the same basis in 2009.
The margin impact of sales was modestly positive with improved domestic price realization and modest product mix improvement offsetting volume declines in the domestic residential businesses. Operating cost reductions in all business segments offset significant raw material inflation, which was particularly severe in the domestic flooring businesses. Improved cost performance was driven by our manufacturing rationalization and SG&A reductions.

3rd Quarter Segment Highlights
Resilient Flooring net sales were $275.3 million in the third quarter of 2010 compared to $282.6 million in the same period of 2009. Excluding a $6 million impact of foreign exchange, net sales decreased less than 1 percent. Higher Pacific Rim volumes and improved domestic and Pacific Rim mix largely offset domestic volume declines. Reported operating income was $10.1 million compared to $12.4 million in the third quarter of 2009. European Resilient Flooring contributed losses of $14.5 million in 2010 and income of $0.2 million in 2009 to those totals. 2010 included charges of $15.0 million related to the restructuring of the European business, $5.5 million of costs related to the closure of a Canadian facility and income of approximately $7 million due to laminate duty refunds. Adjusted operating income for the segment of $24.0 million increased from $14.2 million calculated on the same basis in the prior year. Operating income improved as lower manufacturing, sourced product, and SG&A costs more than offset the impact of raw material inflation.
Wood Flooring net sales of $119.8 million in the third quarter of 2010 were down 14 percent compared to $140.1 million in the prior year’s quarter. Reported operating loss of $13.3 million in the third quarter compared to income of $11.2 million reported in 2009. 2010 included $10.5 million of fixed asset write downs and severance charges related to the closure of two manufacturing facilities. Adjusted operating loss for the segment of $2.5 million compared to income of $11.3 million calculated on the same basis in the prior year. Significant raw material inflation and volume declines offset the margin benefit of improved price realization, reduced manufacturing cost and lower SG&A expenses.

Building Products net sales of $309.8 million in the third quarter of 2010 increased from $292.1 million in the prior year’s quarter. Excluding a $6 million impact of foreign exchange, sales increased by 8 percent. Volume growth across the geographies, price realization in the developed markets and improved domestic product mix offset a less profitable European product mix. Reported operating income increased to $59.2 million from $57.4 million in the third quarter of 2009. Adjusted operating income for the segment of $69.2 million increased from $57.9 million calculated on the same basis in the prior year. Operating income increased primarily due to the margin benefit of higher sales.
Cabinets 2010 third quarter net sales of $34.9 million were 9 percent below sales of $38.2 million in 2009 due to less volume and a less profitable product mix. Reported operating loss for the third quarter of $1.2 million was better than the prior year’s $3.0 million loss. Adjusted operating loss for the segment of $1.0 million improved from a $1.8 million loss calculated on the same basis in the prior year. Operating loss decreased primarily due to reduced SG&A and manufacturing expenses, partially offset by the margin impact of lower sales.
Unallocated corporate expense of $9.8 million in the third quarter of 2010 compared to expense of $34.0 million in the third quarter of 2009. Adjusted unallocated corporate expense for 2010 was $6.4 million compared to $2.3 million calculated on the same basis in the prior year. 2010 expense was negatively impacted by a lower pension credit and costs related to the support of our LEAN and other strategic initiatives. 2009 included $31.6 million related to a change in control event which resulted in accelerated stock-based compensation expense.
Free cash flow was $79 million in the third quarter of 2010 compared to $117 million in 2009. The year-over-year difference was primarily due to a smaller change in working capital in 2010.

Year-to-Date Results
For the nine months ended September 30, 2010, net sales were $2,123.5 million compared to $2,127.0 million in 2009. Excluding a $13 million favorable impact from exchange rates, net sales decreased by less than 1 percent as lower volume was largely offset by improved mix.
Reported operating income for the first nine months was $111.3 million compared to operating income of $92.2 million for the same period in 2009. Adjusted operating income of $169.5 million increased 30 percent compared to adjusted operating income of $130.8 million in the prior year period. Significant reductions in manufacturing costs and SG&A expenses more than offset the negative margin impact of substantial inflation in Flooring raw materials and lower sales volume.
Reported net income was $32.0 million, or $0.55 per diluted share, compared to $81.5 million, or $1.43 per diluted share in the first nine months of 2009. Adjusted net income for 2010 was $94.5 million, or $1.63 per diluted share, compared to $69.0 million, or $1.22 per diluted share, on the same basis as 2009.
Free cash flow for the first nine months of 2010 was $137 million compared to $158 million for 2009, with the difference primarily due to greater reductions in working capital in 2009.
Leveraged Recapitalization and Special Cash Distribution
Armstrong also announced that its Board of Directors had determined to pursue a recapitalization and pay to shareholders a special cash dividend in order to efficiently allocate the Company’s capital and return value to Armstrong’s shareholders.
The special cash dividend of approximately $13.74 per share to Armstrong’s common shareholders, or approximately $800 million in the aggregate, will be funded in part by cash on the Company’s balance sheet. To fund the remaining portion of the dividend and refinance the Company’s existing $430 million credit agreement, Armstrong would issue $800 million of new debt, market conditions permitting. The Company expects the new debt to be comprised of a combination of a senior secured credit facility and potentially unsecured notes.

The declaration of the special cash dividend is conditioned on the Company’s ability to secure the requisite debt financing on satisfactory terms and conditions. The Board of Directors currently expects to declare and pay the special cash dividend before the end of 2010.
In considering the proposed recapitalization, the Board of Directors took a number of factors into account, including the substantial net cash on Armstrong’s balance sheet, the current receptivity of capital markets to the financing required to effect the special cash dividend, the likely effects of increased leverage on the Company’s ability to pursue its strategic initiatives and the Company’s ability to generate cash flows to service the Company’s increased debt and to fund operations.
The Board of Directors considered the leveraged recapitalization and special dividend at the joint request of the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) and Armor TPG Holdings LLC, which together own more than 60% of the Company’s common shares. In making the request, the Trust stated that “current strong financing markets make it possible for Armstrong to effect a special cash dividend that will provide the Trust with liquidity and the ability to diversify its investment portfolio without sacrificing any future appreciation in the value of Armstrong shares.” The Trust further expressed “confidence in the management team’s strategy to increase shareholder value over time.”
Outlook
Global macroeconomic forecasts are mixed but most key markets are still expected to decline. For the year, North American and European commercial markets are expected to decline approximately 5 percent. North American residential markets are expected to be down modestly, with U.S. housing starts anticipated to be between 575,000 and 625,000 units and renovation activity down mid-single digits.

Management expects 2010 sales to be between $2,760 million and $2,800 million. The adjusted operating income forecasted range has improved to between $185 million and $195 million, compared to $157 million in 2009. Adjusted EPS for 2010 is expected to be $1.69 to $1.79 per diluted share, compared to $1.44 per diluted share in 2009. Cash taxes for 2010 are estimated to be approximately $10 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. Free cash flow is anticipated to be between $110 million and $130 million.
Adjusted figures are reconciled to GAAP in tables at the end of this release.
Earnings Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast on the Company’s website, www.armstrong.com, beginning at 1:00 p.m. Eastern time today. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company’s website.
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Contacts
Beth Riley, bariley@armstrong.com
Investors: (717) 396-6354
News media: (866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in eight countries and has approximately 10,000 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales	$739.8	$753.0	$2,123.5	$2,127.0
Cost of goods sold	567.8	565.0	1,635.3	1,643.6
Selling, general and administrative expenses	125.2	156.8	400.5	421.3
Restructuring charges, net	15.0	—	15.0	—
Equity (earnings) from joint venture	(13.2)	(12.8)	(38.6)	(30.1)

Operating income	45.0	44.0	111.3	92.2

Interest expense	3.9	4.9	11.8	13.9
Other non-operating expense	0.1	0.2	0.4	0.5
Other non-operating (income)	(4.1)	(0.9)	(5.6)	(2.6)

Earnings before income taxes	45.1	39.8	104.7	80.4
Income tax expense / (benefit)	20.5	(24.6)	72.7	(1.1)

Net income	$24.6	$64.4	$32.0	$81.5

Net income per share of common stock:
Basic	$0.42	$1.13	$0.55	$1.43
Diluted	$0.42	$1.12	$0.55	$1.43

Average number of common shares outstanding:
Basic	57.7	56.9	57.6	56.6
Diluted	58.2	57.0	58.1	56.7

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Net sales:
Resilient Flooring	$275.3	$282.6	$783.9	$794.1
Wood Flooring	119.8	140.1	371.3	389.7
Building Products	309.8	292.1	862.1	827.7
Cabinets	34.9	38.2	106.2	115.5

Total Net Sales	$739.8	$753.0	$2,123.5	$2,127.0

Operating income (loss):
Resilient Flooring	$10.1	$12.4	$14.9	$7.0
Wood Flooring	(13.3)	11.2	(13.8)	4.3
Building Products	59.2	57.4	154.9	132.3
Cabinets	(1.2)	(3.0)	(5.5)	(10.0)
Unallocated Corporate	(9.8)	(34.0)	(39.2)	(41.4)

Total Operating Income	$45.0	$44.0	$111.3	$92.2

Selected Balance Sheet Information
(amounts in millions)

	(Unaudited)
	September 30,	December 31,
	2010	2009
Assets:
Current assets	$1,454.3	$1,331.6
Property, plant and equipment, net	870.5	929.2
Other noncurrent assets	1,018.9	1,041.8

Total assets	$3,343.7	$3,302.6

Liabilities and equity:
Current liabilities	$414.1	$357.3
Noncurrent liabilities	991.1	1,037.4
Equity	1,938.5	1,907.9

Total liabilities and equity	$3,343.7	$3,302.6

Selected Cash Flow Information
(amounts in millions)
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2010	2009
Net income	$32.0	$81.5
Other adjustments to reconcile net income to net cash provided by operating activities	120.6	227.8
Changes in operating assets and liabilities, net	(11.3)	(131.1)

Net cash provided by operating activities	141.3	178.2
Net cash (used for) investing activities	(3.9)	(11.9)
Net cash (used for) financing activities	(27.5)	(15.5)

Effect of exchange rate changes on cash and cash equivalents	2.8	16.2

Net increase in cash and cash equivalents	112.7	167.0
Cash and cash equivalents, beginning of period	569.5	355.0

Cash and cash equivalents, end of period	$682.2	$522.0

Reconciliation to GAAP (unaudited)
(amounts in millions)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
CONSOLIDATED	2010	2009	2010	2009
Operating Income, Adjusted	$83.3	$79.3	$169.5	$130.8

Cost reduction initiatives expenses	42.0	3.0	43.6	6.5
Executive transition	2.3	—	13.5	—
Fixed asset impairment	—	—	8.2	—
Laminate duty recovery	(6.9)	—	(6.9)	—
Accelerated stock-based compensation expense	—	31.6	—	31.6
Foreign exchange impact	0.9	0.7	(0.2)	0.5

Operating Income, Reported	$45.0	$44.0	$111.3	$92.2

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
RESILIENT FLOORING	2010	2009	2010	2009
Operating Income, Adjusted	$24.0	$14.2	$29.8	$10.9

Cost reduction initiatives expenses	20.5	1.8	20.5	5.3
Laminate duty recovery	(6.9)		(6.9)
Fixed asset impairment	—	—	2.1	—
Foreign exchange impact	0.3	—	(0.8)	(1.4)

Operating Income, Reported	$10.1	$12.4	$14.9	$7.0

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
WOOD FLOORING	2010	2009	2010	2009
Operating Income (Loss), Adjusted	$(2.5)	$11.3	$(3.0)	$4.8

Cost reduction initiatives expenses	10.9	—	10.9	—
Foreign exchange impact	(0.1)	0.1	(0.1)	0.5

Operating Income (Loss), Reported	$(13.3)	$11.2	$(13.8)	$4.3

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
BUILDING PRODUCTS	2010	2009	2010	2009
Operating Income, Adjusted	$69.2	$57.9	$166.6	$133.6

Cost reduction initiatives expenses	9.4	—	11.0	—
Foreign exchange impact	0.6	0.5	0.7	1.3

Operating Income, Reported	$59.2	$57.4	$154.9	$132.3

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
CABINETS	2010	2009	2010	2009
Operating (Loss), Adjusted	$(1.0)	$(1.8)	$(5.3)	$(8.8)

Cost reduction initiatives expenses	0.2	1.2	0.2	1.2

Operating (Loss), Reported	$(1.2)	$(3.0)	$(5.5)	$(10.0)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
UNALLOCATED CORPORATE EXPENSE	2010	2009	2010	2009
Operating (Loss), Adjusted	$(6.4)	$(2.3)	$(18.6)	$(9.7)

Cost reduction initiatives expenses	1.0	—	1.0	—
Executive transition	2.3		13.5
Fixed asset impairment	—	—	6.1
Accelerated stock-based compensation expense	—	31.6	—	31.6
Foreign exchange impact	0.1	0.1	—	0.1

Operating (Loss), Reported	$(9.8)	$(34.0)	$(39.2)	$(41.4)

	Three Months Ended		Three Months Ended
	September 30, 2010		September 30, 2009
CONSOLIDATED	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$83.3		$79.3

Other (Expense)	0.1		(4.2)

Earnings Before Taxes, Adjusted	83.4		75.1

Adjusted Tax (Expense) Benefit @ 42%	(35.0)		(31.5)

Net Earnings, Adjusted	$48.4	$0.83	$43.6	$0.76

Adjustment Items	(38.3)		(35.3)
Reversal of Adjusted Tax @ 42%	35.0		31.5
Ordinary Tax	(17.0)		(15.2)
Unbenefitted Foreign Losses	(3.5)		(1.1)
Tax Adjustments	—		(4.9)
IRS Audit on Tax Refund	—		45.8

Net Earnings, Reported	$24.6	$0.42	$64.4	$1.12

	Nine Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2009
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$169.5		$130.8

Other (Expense) Income	(6.6)		(11.8)

Earnings Before Taxes, Adjusted	162.9		119.0

Adjusted Tax (Expense) Benefit @ 42%	(68.4)		(50.0)

Net Earnings, Adjusted	$94.5	$1.63	$69.0	$1.22

Adjustment Items	(58.2)		(38.6)
Reversal of Adjusted Tax @ 42%	68.4		50.0
Ordinary Tax	(62.3)		(33.9)
Unbenefitted Foreign Losses	(10.4)		(11.2)
Tax Adjustments	—		2.7
IRS Audit on Tax Refund	—		43.5

Net Earnings, Reported	$32.0	$0.55	$81.5	$1.43

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
CASH FLOW	2010	2009	2010	2009
Free Cash Flow
Net Cash From Operations	$85	$128	$141	$178

Plus / (minus): Net Cash from Investing	(7)	(11)	(4)	(12)
Add back / (subtract):
Divestiture	—	—	—	(8)

Free Cash Flow	$79	$117	$137	$158